Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ARAMARK HOLDINGS CORPORATION

ARAMARK Holdings Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

(1) The present name of the Corporation is ARAMARK Holdings Corporation. The Corporation’s original certificate of incorporation was filed with the office of the Secretary of the State of Delaware on May 12, 2006.

(2) This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law (the “DGCL”) and by the written consent of its stockholders in accordance with Section 228 of the DGCL.

(3) This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended, supplemented and/or restated (the “Certificate of Incorporation”).

(4) The text of the Certificate of Incorporation is amended and restated in its entirety as follows:

FIRST: NAME. The name of the Corporation is ARAMARK Holdings Corporation.

SECOND: ADDRESS. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at this address is The Corporation Trust Company.

THIRD: PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: CAPITALIZATION. (A) The total number of shares of stock that the Corporation has authority to issue is 700 million, of which:

(i)	600 million shares shall be shares of Common Stock, par value $0.01 per share (the “Common Stock”);

(ii)	100 million shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

(B) The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the capital stock, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted, and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

FIFTH: CAPITAL STOCK. (A) The Board of Directors is hereby expressly authorized, subject to any limitations prescribed by law, by resolution or resolutions and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

(B) Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation on all matters properly submitted to stockholders for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation).

(C) Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Preferred Stock Designation).

SIXTH: BOARD OF DIRECTORS. The Corporation shall be governed in accordance with the following provisions:

(A) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Directors of the Corporation shall be elected annually for terms of one year and shall continue to hold office until the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.

(B) Advance notice of nominations for the election of directors by stockholders and of business to be brought by stockholders before any meeting of stockholders shall be given in the manner provided in the by-laws.

(C) Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding or the rights granted pursuant to the Amended and Restated Stockholders Agreement, dated as of December 10, 2013, by and among the Corporation, ARAMARK Intermediate HoldCo Corporation and the Stockholders from time to time party thereto, a copy of which shall be available to any stockholder upon written request to the Corporation (as the same may be further amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), any newly-created directorship on the Board of Directors that results from an increase in the authorized number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, disqualification, removal or other cause) shall be filled by a majority of the directors then in office, although less than a quorum, by a sole remaining director or by the stockholders; provided, however, that at any time when investment funds associated with or designated by GS Capital Partners, CCMP Capital Advisors, J.P. Morgan Partners, Thomas H. Lee Partners, Warburg Pincus and Joseph Neubauer (the “Controlling Owners”) and their affiliates beneficially own, in the aggregate, less than a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any newly-created directorship on the Board of Directors that results from an increase in the authorized number of directors and any vacancy occurring in the Board of Directors shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next annual meeting of stockholders and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, disqualification or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(D) Any or all of the directors (other than the directors elected solely by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation then entitled to vote at any election of directors, voting as a single class; provided, however, that at any time when the Controlling Owners and their affiliates beneficially own, in the aggregate, less than a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any such director or all such directors may be removed only by the affirmative vote of the holders of at least 75% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

(E) Elections of directors need not be by written ballot unless the by-laws shall so provide.

SEVENTH: BY-LAWS. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal the by-laws of the Corporation, in whole or in part, without the vote of the stockholders, in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Any adoption, amendment or repeal of the by-laws of the Corporation by the board of directors shall require the approval of a majority of the Whole Board. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, for so long as the Controlling Owners and their affiliates beneficially own, in the aggregate, at least a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any Preferred Stock Designation) or by applicable law, the affirmative vote of a majority in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote on such amendment, alteration, change, addition, rescission or repeal, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the by-laws or to adopt any provision inconsistent therewith. At any time when the Controlling Owners and their affiliates beneficially own, in the aggregate, less than a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any Preferred Stock Designation) or by applicable law, any amendment, alteration, rescission or repeal of the by-laws by the stockholders will require the affirmative vote of the holders of at least 75% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

EIGHTH: INDEMNIFICATION OF DIRECTORS AND OFFICERS. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent, trustee or representative or in any other capacity while serving as a director, officer, employee, agent, trustee or representative, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in this Article Eighth with respect to proceedings to enforce rights to indemnification and “advancement of expenses” (as defined below) or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

In addition to the right to indemnification conferred in this Article Eighth, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article Eighth (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement for such expenses under this Article Eighth or otherwise.

If a claim under this Article Eighth is not paid in full by the Corporation within sixty (60) days after a written claim for indemnification has been received by the Corporation, and in the case of a claim for an advancement of expenses, within twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article Eighth or otherwise shall be on the Corporation.

The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article Eighth, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article Eighth, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director of the Corporation at the request of the indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article Eighth, irrespective of any right of recovery the indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by the indemnitee-related entities and no right of advancement or recovery the indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation hereunder. In the event that any of the indemnitee-related entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this paragraph of this Article Eighth, entitled to enforce this paragraph of this Article Eighth.

For purposes of this Article, the following terms shall have the following meanings: The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.

The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Corporation pursuant to Delaware law, any agreement or certificate of incorporation, by-laws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article Eighth with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

The rights conferred upon indemnitees in this Article Eighth shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article Eighth that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

NINTH: LIMITATION OF DIRECTORS’ LIABILITY. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article Ninth, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

TENTH: MEETINGS OF STOCKHOLDERS. (A) At any time when the Controlling Owners and their affiliates beneficially own, in the aggregate, at least a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be executed and delivered in the manner required by law. At any time when the Controlling Owners and their affiliates beneficially own, in the aggregate, less than a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Preferred Stock Designation.

(B) Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board or the Chairman of the Board of Directors; provided, however, that at any time when the Controlling Owners and their affiliates beneficially own, in the aggregate, at least a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, special meetings of the stockholders of the Corporation for any purpose or purposes shall also be called by or at the direction of the Board of Directors or the Chairman of the Board of Directors at the request of the Controlling Owners and their affiliates.

(C) An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.

ELEVENTH: COMPETITION AND CORPORATE OPPORTUNITIES. (A) In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of the Controlling Owners and their Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (ii) the Controlling Owners and their respective director designees may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article Eleventh are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain business opportunities as they may involve any of the Controlling Owners or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(B) Except as provided below, to the fullest extent permitted by law, (i) none of the Controlling Owners or any of their respective director designees (collectively, “Identified Persons”) shall have any duty (fiduciary or otherwise) or obligation, if any, to refrain from (a) engaging in the same or similar activities or lines of business as the Corporation or any of its subsidiaries, (b) doing business with any client, customer or vendor of the Corporation or any of its subsidiaries or (c) entering into and performing one or more agreements (or modifications or supplements to pre-existing agreements) with the Corporation or any of its subsidiaries, including, in the cases of clauses (a), (b) or (c), any such matters as may be any potential transaction, investment or business opportunity or prospective economic or competitive advantage in which the Corporation or any of its subsidiaries could have any expectancy or interest (each a “Corporate Opportunity”); and (ii) no Identified Persons nor any officer, director or employee thereof shall be deemed to have breached any duty (fiduciary or otherwise), if any, to the Corporation, any of its subsidiaries or securityholders solely by reason of any Identified Person engaging in any such activity or entering into such transactions, including any Corporate Opportunities.

(C) Subject to clause (E) below and except as otherwise provided in this clause (C) with respect to Identified Corporate Opportunities (as defined below), the Corporation and its subsidiaries shall have no interest or expectation in, nor right to be informed of, any Corporate Opportunity, and in the event that any Identified Person or Controlling Owner Related Person (as defined below) acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity, such Identified Person or Controlling Owner Related Person shall, to the fullest extent permitted by law, have no duty (fiduciary or otherwise) or obligation to communicate or offer such Corporate Opportunity to the Corporation or any of its subsidiaries or securityholders or to any other director designee of a Controlling Owner and shall not, to the fullest extent permitted by law, be liable to the Corporation or any of its subsidiaries or securityholders for breach of any fiduciary duty as a director, officer or securityholder of the Corporation or any of its subsidiaries solely by reason of the fact that any Identified Person or Controlling Owner Related Person acquires or seeks such Corporate Opportunity for itself, directs such Corporate Opportunity to another person, or otherwise does not communicate information regarding such Corporate Opportunity to the

Corporation or its subsidiaries or securityholders, and the Corporation and its subsidiaries, to the fullest extent permitted by law, waive and renunciate any claim that such business opportunity constituted a Corporate Opportunity that should have been presented to the Corporation or any of its Affiliates; provided that if an opportunity is expressly communicated to a Controlling Person Related Person in his or her capacity as a director or officer of the Corporation or such subsidiary for the express purpose of causing such opportunity to be communicated to the Corporation or such subsidiary (an “Identified Corporate Opportunity”), then such Controlling Person Related Person shall reasonably promptly communicate the opportunity, or, in lieu thereof, the identity of the party initiating the communication and the subject of the communication, to the Board of Directors, and, upon such communication, such Controlling Person Related Person shall be deemed to have satisfied his or her obligations pursuant to this clause (C) and his or her fiduciary obligations, if any, in respect of such opportunity except that such Controlling Person Related Person shall otherwise keep such Identified Corporate Opportunity confidential and shall not disclose it to any other person.

(D) For the purposes of this Article Eleventh, (i) an “Affiliate” of, or a person “affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified; and (ii) a “Controlling Person Related Person” shall mean any director or officer of the Corporation or any of its subsidiaries who is also a director, officer or employee of any Controlling Owner or any of its Affiliates.

(E) Notwithstanding anything to the contrary in this Article Eleventh, in the event that any Controlling Owner is pursuing a Corporate Opportunity, such Controlling Owner will ensure that its director designee to the Board of Directors does not participate in any discussions of the Board of Directors regarding such Corporate Opportunity, or receive information from the Corporation or any Affiliate with respect thereto, or vote with respect to, any such Corporate Opportunity.

(F) To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Eleventh.

TWELFTH: CORPORATE ACTIONS. At every meeting of stockholders duly called and held at which a quorum is present (i) in all matters other than the election of directors, the vote of the holders of a majority of the voting power represented in person or by proxy at the meeting and entitled to vote on the matter and (ii) in the case of the election of directors, a plurality of the votes cast at the meeting upon the election, by the holders who are present in person or by proxy and entitled to vote on the matter, shall be necessary to decide the question or election, unless the question is one upon which, by express provision of applicable law, of the rules or regulations of any stock exchange applicable to the Corporation, of any regulation applicable to the Corporation or its securities, of this Certificate of Incorporation or of the By-laws, a different vote is required, in which case such express provision shall govern and control the decision of such question or election.

THIRTEENTH: MISCELLANEOUS. (A) If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

(B) Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the by-laws (as either may be amended and/or restated from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine, except as to each of (i) through (iv) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consents to the provisions of this Article Thirteenth(B).

FOURTEENTH: AMENDMENT. Notwithstanding anything contained in this Certificate of Incorporation to the contrary or any provision of law that might otherwise permit a lesser vote or no vote, at any time when the Controlling Owners and their affiliates beneficially own, in the aggregate, less than a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote required by applicable law or this Certificate of Incorporation, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 75% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: this Article Fourteenth, Article Sixth, Article Seventh, Article Ninth, Article Tenth, Article Eleventh and Article Thirteenth. For the purposes of this Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

* * *

IN WITNESS WHEREOF, this Certificate of Incorporation which has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, has been executed by a duly authorized officer on this 11 day of December, 2013.

ARAMARK Holdings Corporation

By:	/s/ Harold B. Dichter
Name: Harold B. Dichter
Title: Assistant Secretary